Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR
THE THREE MONTHS ENDED MARCH 31, 2025

SAN DIEGO, CALIFORNIA, May 5, 2025....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the three months ended March 31, 2025. All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.
COMPANY HIGHLIGHTS:
For the three months ended March 31, 2025:
•Net income available to common stockholders was $249.8 million, or $0.28 per share
•Adjusted Funds from Operations ("AFFO") per share increased 2.9% to $1.06 per share, compared to the three months ended March 31, 2024
•Invested $1.4 billion at an initial weighted average cash yield of 7.5%
•Net Debt to Annualized Pro Forma Adjusted EBITDAre was 5.4x
•Settled 11.2 million shares of outstanding forward sale agreements through our At-The-Market ("ATM") program for gross proceeds of $632.0 million
•ATM forward agreements for a total of 4.7 million shares remain unsettled with total expected net proceeds of approximately $265.6 million, of which 3.5 million were sold in April 2025
•Achieved a rent recapture rate of 103.9% on properties re-leased

Events subsequent to March 31, 2025:
•In April 2025, issued $600.0 million of 5.125% senior unsecured notes due 2035
•In April 2025, closed on the recast and expansion of our credit facilities totaling $5.38 billion, including a $1.38 billion credit facility for our private fund

CEO Comments
“Realty Income's ability to deliver reliable and stable performance through varying market conditions continues to be a hallmark of our platform,” said Sumit Roy, Realty Income’s President and CEO. “Throughout our history, we have strategically expanded and diversified our portfolio across geographies, asset classes, and investment types. This, combined with our high-quality tenant base, ensures the predictability and durability of our cash flows, which has proven to be especially valuable during periods of uncertainty caused by exogenous factors.”
“Our first quarter results reflect the strength of our portfolio and our ability to deploy capital into high-quality opportunities, particularly in Europe. Our size, scale, and breadth of investments, together with access to various capital sources, remain key advantages and reinforce our ability to drive consistent results."

Select Financial Results
The following summarizes our select financial results (dollars in millions, except per share data):

	Three months ended March 31,
	2025	2024
Total revenue	$1,380.5	$1,260.5
Net income available to common stockholders (1) (2)	$249.8	$129.7
Net income per share	$0.28	$0.16
Funds from operations available to common stockholders (FFO) (3)	$937.7	$785.7
FFO per share	$1.05	$0.94
Normalized funds from operations available to common stockholders (Normalized FFO) (3)	$937.9	$879.8
Normalized FFO per share	$1.05	$1.05
Adjusted funds from operations available to common stockholders (AFFO) (3)	$949.7	$862.9
AFFO per share	$1.06	$1.03
(1) The calculation to determine net income available to common stockholders includes provisions for impairment, gain on sales of real estate, and foreign currency gain and loss. These items can vary from quarter to quarter and can significantly impact net income available to common stockholders and period to period comparisons.
(2) Our financial results during the three months ended March 31, 2025 and 2024 were impacted by (i) provisions for impairment of $116.6 million and $89.5 million, respectively, and (ii) merger, transaction, and other costs, net of $94.1 million during the three months ended March 31, 2024 related to our merger with Spirit Realty Capital, Inc. ("Spirit").
(3) FFO, Normalized FFO, and AFFO are non-GAAP financial measures. Normalized FFO is based on FFO and adjusted to exclude merger, transaction, and other costs, net and AFFO further adjusts Normalized FFO for unique revenue and expense items. Please see the Glossary for our definitions and explanations of how we utilize these metrics. Please see pages 9 and 10 herein for reconciliations to the most directly comparable GAAP measure.

Dividend Increases
In March 2025, we announced the 110th consecutive quarterly dividend increase, which is the 130th increase since our listing on the New York Stock Exchange ("NYSE") in 1994. The annualized dividend amount as of March 31, 2025 was $3.222 per share. The amount of monthly dividends paid per share increased 3.4% to $0.796 in the three months ended March 31, 2025, as compared to $0.770 during the three months ended March 31, 2024, representing 75.1% of our diluted AFFO per share of $1.06 during the three months ended March 31, 2025.

Real Estate Portfolio Update
As of March 31, 2025, we owned or held interests in 15,627 properties, which were leased to 1,598 clients doing business in 91 industries. Our diversified portfolio of commercial properties under long-term, net lease agreements is actively managed with a weighted average remaining lease term of approximately 9.1 years. Our portfolio of commercial real estate has historically provided dependable rental revenue supporting the payment of monthly dividends. As of March 31, 2025, portfolio occupancy was 98.5% with 231 properties available for lease or sale, as compared to 98.7% as of December 31, 2024, and 98.6% as of March 31, 2024. Our property-level occupancy rates exclude properties with ancillary leases only, such as cell towers and billboards, and properties with possession pending, and include properties owned by unconsolidated joint ventures. Below is a summary of our portfolio activity for the period indicated below:

Changes in Occupancy

Three months ended March 31, 2025
Properties available for lease at December 31, 2024	205
Lease expirations (1)	244
Re-leases to same client	(160)
Re-leases to new client	(9)
Vacant dispositions	(49)
Properties available for lease at March 31, 2025	231
(1)Includes scheduled and unscheduled expirations (including leases rejected in bankruptcy), as well as future expirations resolved in the period indicated above.
During the three months ended March 31, 2025, the new annualized base rent on re-leases was $46.22 million, as compared to the previous annual rent of $44.48 million on the same units, representing a rent recapture rate of 103.9% on the units re-leased. Please see the Glossary for our definition of annualized base rent.
Investment Summary
The following table summarizes our investments in the U.S. and Europe for the period indicated below:

	Number of Properties	Investment ($ in millions)	Leasable Square Feet (in thousands)	Initial Weighted Average Cash Yield (1)	Weighted Average Term (Years)
Three months ended March 31, 2025
Acquisitions
U.S. real estate	34	$201.6	1,038	6.9%	12.2
Europe real estate	16	824.7	2,689	7.0%	3.9
Total real estate acquisitions	50	$1,026.3	3,727	7.0%	5.6
Real Estate Properties Under Development
U.S. real estate	58	76.7	1,994	7.2%	16.2
Europe real estate	13	68.7	319	7.5%	10.8
Total real estate properties under development	71	$145.4	2,313	7.3%	13.6
U.S. other investments (2)	—	200.9	—	10.2%	3.8
Total investments (3)	121	$1,372.6	6,040	7.5%	6.1
(1)Initial Weighted Average Cash Yield is a supplemental operating measure. Cash Income used in the calculation of Initial Weighted Average Cash Yield for investments for the three months ended March 31, 2025 includes $0.8 million received as settlement credits as reimbursement of free rent periods. Please see the Glossary for our definitions of Initial Weighted Average Cash Yield and Cash Income.
(2) Includes an investment in a loan for a development project.
(3) Clients we have invested in are 71.7% retail, 20.1% industrial, and 8.2% other based on Cash Income. Approximately 23% of the Cash Income generated from acquisitions was from investment grade rated clients, their subsidiaries or affiliated companies at the date of acquisition. Please see the Glossary for our definition of Investment Grade Clients and Cash Income.

Same Store Rental Revenue
The following summarizes our same store rental revenue for 14,702 properties under lease for the three months ended March 31, 2025 (dollars in millions):

	Three months ended March 31,
	2025	2024	% Increase
Same store rental revenue	$1,149.4	$1,135.1	1.3%
For purposes of comparability, same store rental revenue is presented on a constant currency basis using the applicable exchange rate as of March 31, 2025. Beginning with the second quarter of 2024, properties acquired through our merger with Spirit were considered under each element of our Same Store Pool criteria, except for the requirement that the property be owned for the full comparative period. If the property was owned by Spirit or Realty Income for the full comparative period and each of the other criteria were met, the property was included in our Same Store Pool. Please see the Glossary to see definitions of our Same Store Pool and Same Store Rental Revenue.
Property Dispositions
The following summarizes our property dispositions (dollars in millions):

Three months ended March 31, 2025
Properties sold	55
Net sales proceeds	$92.6
Gain on sale of real estate	$22.5
Liquidity and Capital Markets
Liquidity
As of March 31, 2025, we had $2.9 billion of liquidity, which consists of cash and cash equivalents of $319.0 million, unsettled ATM forward equity of $69.1 million, and $2.5 billion of availability under our $4.25 billion unsecured revolving credit facility, net of $1.3 billion of borrowing on the revolving credit facility and after deducting $413.4 million in borrowings under our commercial paper programs. We use our unsecured revolving credit facility as a liquidity backstop for the repayment of the notes issued under our commercial paper programs.
Capital Raising
During the three months ended March 31, 2025, we raised $635.1 million of proceeds from the sale of common stock at a weighted average price of $56.26 per share, primarily through the sale of approximately 11.2 million shares of common stock pursuant to forward sale agreements through our ATM program. As of March 31, 2025, there were approximately 1.2 million shares of unsettled common stock subject to forward sale agreements through our ATM program, representing approximately $69.1 million in expected net proceeds and a weighted average initial gross price of $56.23 per share. ATM net sale proceed amounts assume full physical settlement of all outstanding shares of common stock, subject to such forward sale agreements and certain assumptions made with respect to settlement dates.
In April 2025, we issued $600.0 million of 5.125% senior unsecured notes due April 2035 (the "April 2035 Notes"). The public offering price for the April 2035 Notes was 98.371% of the principal amount for an effective semi-annual yield to maturity of 5.337%. Interest is paid semi-annually.
Credit Facilities
In April 2025, we closed on the recast and expansion of an aggregate $5.38 billion multi-currency unsecured credit facility. Included in the total capacity is a newly-established $1.38 billion unsecured credit facility for our U.S. Core Plus Fund (the "Fund"), a newly formed open-end, perpetual life private fund.
The capacity of the Realty Income revolving credit facility is updated to $4.0 billion with an accordion expansion feature up to $5.0 billion, which is subject to obtaining lender commitments. The revolving credit facility is bifurcated into two $2.0 billion tranches, which initially mature on April 29, 2027 and April 29, 2029, respectively, before giving effect to two six-month extension options. Pursuant to the terms of the revolving credit facility, the current A3/A- credit ratings provide for a borrowing rate of 72.5 basis points over the Secured Overnight Financing Rate ("SOFR") for USD borrowings, with a facility commitment fee of 12.5 basis points, for all-in drawn pricing of 85 basis points over the SOFR for USD borrowings.
The $1.38 billion capacity of the Fund credit facility consists of a $1.0 billion revolving credit facility and a $380.0 million delayed draw, unsecured term loan. The aggregate facilities under the Fund Credit Agreement can be increased to up to

$2.0 billion pursuant to an accordion expansion feature, which is subject to obtaining lender commitments. The Fund revolving credit facility initially matures on April 29, 2029, before giving effect to two six-month extension options, and the $380.0 million delayed draw term loan initially matures on April 29, 2028 and includes two six-month extension options.
Earnings Guidance
Summarized below are approximate estimates of the key components of our 2025 earnings guidance:

	Revised 2025 Guidance	Prior 2025 Guidance(1)	YTD Actuals at March 31, 2025
Net income per share(2)	$1.40 - $1.46	$1.52 - $1.58	$0.28
Real estate depreciation per share	$2.70	$2.68	$0.68
Other adjustments per share(3)	$0.12	$0.02	$0.10
AFFO per share(4)	$4.22 - $4.28	$4.22 - $4.28	$1.06
Same store rent growth	Approx 1.0%	Approx 1.0%	1.3%
Occupancy	Over 98%	Over 98%	98.5%
Cash G&A expenses (% of total revenue)(5)(6)	Approx 3.0%	Approx 3.0%	2.9%
Property expenses (non-reimbursements) (% of total revenue)(5)	1.4% - 1.7%	1.4% - 1.7%	1.5%
Income tax expenses	$80 - $90 million	$80 - $90 million	$15.7 million
Investment volume	Approx $4.0 billion	Approx $4.0 billion	$1.4 billion

(1) As issued on February 24, 2025.
(2) Net income per share excludes future impairment and foreign currency or derivative gains or losses due to the inherent unpredictability of forecasting these items.
(3) Includes net adjustments for gains or losses on sales of properties, impairments, and merger, transaction, and other non-recurring costs.
(4) AFFO per share excludes merger, transaction, and other costs, net.
(5) Cash G&A represents 'General and administrative' expenses as presented in our consolidated statements of income and comprehensive income, less share-based compensation costs. Total revenue excludes client reimbursements.

(6) G&A expenses inclusive of stock-based compensation expense as a percentage of rental revenue, excluding reimbursements, is expected to be approximately 3.4% - 3.7% in 2025.

Conference Call Information
In conjunction with the release of our operating results, we will host a conference call on May 5, 2025 at 2:00 p.m. PDT to discuss the operating results. To access the conference call, dial (833) 816-1264 (United States) or (412) 317-5632 (International). When prompted, please ask for the Realty Income conference call.
A telephone replay of the conference call can also be accessed by calling (877) 344-7529 (United States) or (412) 317-0088 (International) and entering the conference ID 5914635. The telephone replay will be available through May 12, 2025.
A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page at www.realtyincome.com. A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. No access code is required for this replay.
Supplemental Materials
Supplemental Operating and Financial Data for the three months ended March 31, 2025 is available on our corporate website at www.realtyincome.com/investors/quarterly-and-annual-results.
About Realty Income
Realty Income (NYSE: O), an S&P 500 company, is real estate partner to the world's leading companies®. Founded in 1969, we invest in diversified commercial real estate and, as of March 31, 2025, have a portfolio of over 15,600 properties in all 50 U.S. states, the U.K., and six other countries in Europe. We are known as “The Monthly Dividend Company®” and have a mission to invest in people and places to deliver dependable monthly dividends that increase over time. Since our founding, we have declared 658 consecutive monthly dividends and are a member of the S&P 500 Dividend Aristocrats® index for having increased our dividend for over 30 consecutive years. Additional information about the company can be found at www.realtyincome.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. When used in this press release, the words “estimated,” “anticipated,” “expect,” “believe,” “intend,” “continue,” “should,” “may,” “likely,” “plans,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements include discussions of our business and portfolio; growth strategies and intentions to acquire or dispose of properties (including geographies, timing, partners, clients and terms); re-leases, re-development and speculative development of properties and expenditures related thereto; future operations and results; the announcement of operating results, strategy, plans, and the intentions of management; guidance; statements made regarding our share repurchase program; settlement of shares of common stock sold pursuant to forward sale confirmations under our ATM program; dividends, including the amount, timing and payments of dividends; and trends in our business, including trends in the market for long-term leases of freestanding, single-client properties. Forward-looking statements are subject to risks, uncertainties, and assumptions about us, which may cause our actual future results to differ materially from expected results. Some of the factors that could cause actual results to differ materially are, among others, our continued qualification as a real estate investment trust; general domestic and foreign business, economic, or financial conditions; competition; fluctuating interest and currency rates; inflation and its impact on our clients and us; access to debt and equity capital markets and other sources of funding (including the terms and partners of such funding); continued volatility and uncertainty in the credit markets and broader financial markets; other risks inherent in the real estate business including our clients' solvency, client defaults under leases, increased client bankruptcies, potential liability relating to environmental matters, illiquidity of real estate investments, and potential damages from natural disasters; impairments in the value of our real estate assets; volatility and changes in domestic and foreign laws and the application, enforcement or interpretation thereof (including with respect to income tax laws and rates); property ownership through co-investment ventures, funds, joint ventures, partnerships and other arrangements which may transfer or limit our control of the underlying investments; epidemics or pandemics including measures taken to limit their spread, the impacts on us, our business, our clients, and the economy generally; the loss of key personnel; the outcome of any legal proceedings to which we are a party or which may occur in the future; acts of terrorism and war; the anticipated benefits from mergers and acquisitions; and those additional risks and factors discussed in our reports filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements are not guarantees of future plans and performance and speak only as of the date of this press release. Actual plans and operating results may differ materially from what is expressed or forecasted in this press release and forecasts made in the forward-looking statements discussed in this press release might not materialize. We do not undertake any obligation to update forward-looking statements or publicly release the results of any forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Relations:
Steve Bakke
Senior Vice President, Corporate Finance
+1 858 284 5425
sbakke@realtyincome.com

Kelsey Mueller
Vice President, Investor Relations
+1 858 284 5023
kmueller@realtyincome.com

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (unaudited)

	Three months ended March 31,
	2025	2024
REVENUE
Rental (including reimbursements) (1)	$1,313,057	$1,208,169
Other	67,448	52,316
Total revenue	1,380,505	1,260,485
EXPENSES
Depreciation and amortization	608,935	581,064
Interest	268,374	240,614
Property (including reimbursements)	106,681	89,361
General and administrative	44,044	40,842
Provisions for impairment	116,589	89,489
Merger, transaction, and other costs, net	279	94,104
Total expenses	1,144,902	1,135,474
Gain on sales of real estate	22,537	16,574
Foreign currency and derivative (loss) gain, net	(2,545)	4,046
Equity in earnings (losses) of unconsolidated entities	4,357	(1,676)
Other income, net	7,167	5,446
Income before income taxes	267,119	149,401
Income taxes	(15,657)	(15,502)
Net income	251,462	133,899
Net income attributable to noncontrolling interests	(1,647)	(1,615)
Net income attributable to the Company	249,815	132,284
Preferred stock dividends	—	(2,588)
Net income available to common stockholders	$249,815	$129,696
Funds from operations available to common stockholders (FFO)	$937,655	$785,683
Normalized funds from operations available to common stockholders (Normalized FFO)	$937,934	$879,787
Adjusted funds from operations available to common stockholders (AFFO)	$949,716	$862,871
Amounts available to common stockholders per common share:
Net income, basic and diluted	$0.28	$0.16
FFO per common share, basic and diluted	$1.05	$0.94
Normalized FFO per common share, basic and diluted	$1.05	$1.05
AFFO per common share:
Basic	$1.07	$1.03
Diluted	$1.06	$1.03
Cash dividends paid per common share	$0.7960	$0.7695
(1) Includes client reimbursements of $87.4 million and $72.7 million for the three months ended March 31, 2025 and 2024, respectively. Additionally, includes reserves to rental revenue, exclusive of non-cash reserves, of $6.2 million and $1.3 million for the three months ended March 31, 2025 and 2024, respectively.

FUNDS FROM OPERATIONS (FFO) AND NORMALIZED FUNDS FROM OPERATIONS (Normalized FFO)
(in thousands, except per share amounts) (unaudited)

FFO and Normalized FFO are non-GAAP financial measures. Please see the Glossary for our definitions and explanations of how we utilize these metrics.

	Three months ended March 31,
	2025	2024

Net income available to common stockholders	$249,815	$129,696
Depreciation and amortization	608,935	581,064
Depreciation of furniture, fixtures and equipment	(538)	(623)
Provisions for impairment of real estate	97,418	88,197
Gain on sales of real estate	(22,537)	(16,574)
Proportionate share of adjustments for unconsolidated entities	6,255	4,674
FFO adjustments allocable to noncontrolling interests	(1,693)	(751)
FFO available to common stockholders	$937,655	$785,683
FFO allocable to dilutive noncontrolling interests	2,425	1,340
Diluted FFO	$940,080	$787,023

FFO available to common stockholders	$937,655	$785,683
Merger, transaction, and other costs, net	279	94,104
Normalized FFO available to common stockholders	$937,934	$879,787
Normalized FFO allocable to dilutive noncontrolling interests	2,425	1,340
Diluted Normalized FFO	$940,359	$881,127

FFO per common share, basic and diluted	$1.05	$0.94
Normalized FFO per common share, basic and diluted	$1.05	$1.05
Distributions paid to common stockholders	$711,824	$636,499
FFO after distributions	$225,831	$149,184
Normalized FFO after distributions	$226,110	$243,288
Weighted average number of common shares used for FFO and Normalized FFO:
Basic	891,666	834,940
Diluted	895,033	837,037

ADJUSTED FUNDS FROM OPERATIONS (AFFO)
(in thousands, except per share amounts) (unaudited)

AFFO is a non-GAAP financial measure. Please see the Glossary for our definition and an explanation of how we utilize this metric. Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications had no impact on previously reported AFFO.

	Three months ended March 31,
	2025	2024
Net income available to common stockholders	$249,815	$129,696
Cumulative adjustments to calculate Normalized FFO (1)	688,119	750,091
Normalized FFO available to common stockholders	937,934	879,787
Debt-related non-cash items:
Amortization of net debt discounts and deferred financing costs	6,633	1,397
Amortization of acquired interest rate swap value (2)	3,711	2,804
Capital expenditures from operating properties:
Leasing costs and commissions	(880)	(927)
Recurring capital expenditures	(19)	—
Other non-cash items:
Non-cash change in allowance for credit losses (3)	19,171	1,292
Amortization of share-based compensation	5,899	9,252
Straight-line rent and expenses, net	(43,812)	(44,860)
Amortization of above and below-market leases, net	15,326	14,274
Deferred tax benefit	(104)	—
Proportionate share of adjustments for unconsolidated entities	37	920
Other adjustments (4)	5,820	(1,068)
AFFO available to common stockholders	$949,716	$862,871
AFFO allocable to dilutive noncontrolling interests	2,401	1,359
Diluted AFFO	$952,117	$864,230
AFFO per common share:
Basic	$1.07	$1.03
Diluted	$1.06	$1.03
Distributions paid to common stockholders	$711,824	$636,499
AFFO after distributions	$237,892	$226,372
Weighted average number of common shares used for AFFO:
Basic	891,666	834,940
Diluted	895,033	837,037
(1)See Normalized FFO calculations on page 9 for reconciling items.
(2)Includes the amortization of the purchase price allocated to interest rate swaps acquired in the Spirit merger.
(3)Credit losses primarily relate to the impairment of financing receivables.
(4)Includes non-cash foreign currency losses (gains) from remeasurement to USD, mark-to-market adjustments on investments and derivatives that are non-cash in nature, obligations related to financing lease liabilities, and adjustments allocable to noncontrolling interests.

HISTORICAL FFO AND AFFO
(in thousands, except per share amounts) (unaudited)

For the three months ended March 31,	2025	2024	2023	2022	2021
Net income available to common stockholders	$249,815	$129,696	$225,016	$199,369	$95,940
Depreciation and amortization, net of furniture, fixtures and equipment	608,397	580,441	450,935	403,284	177,614
Provisions for impairment of real estate	97,418	88,197	13,178	7,038	2,720
Gain on sales of real estate	(22,537)	(16,574)	(4,279)	(10,156)	(8,401)
Proportionate share of adjustments for unconsolidated entities	6,255	4,674	—	2,235	—
FFO adjustments allocable to noncontrolling interests	(1,693)	(751)	(559)	(354)	(166)
FFO available to common stockholders	$937,655	$785,683	$684,291	$601,416	$267,707
Merger, transaction, and other costs, net	279	94,104	1,307	6,519	—
Normalized FFO available to common stockholders	$937,934	$879,787	$685,598	$607,935	$267,707
FFO per diluted share	$1.05	$0.94	$1.03	$1.01	$0.72
Normalized FFO per diluted share	$1.05	$1.05	$1.04	$1.02	$0.72
AFFO available to common stockholders	$949,716	$862,871	$650,728	$580,098	$318,222
AFFO per diluted share	$1.06	$1.03	$0.98	$0.98	$0.86
Cash dividends paid per common share	$0.7960	$0.7695	$0.7515	$0.7395	$0.7035
Weighted average diluted shares outstanding - FFO and Normalized FFO	895,033	837,037	663,034	595,103	371,602
Weighted average diluted shares outstanding - AFFO	895,033	837,037	663,034	595,103	372,065

ADJUSTED EBITDAre
(dollars in thousands) (unaudited)

Adjusted EBITDAre, Annualized Adjusted EBITDAre, Pro Forma Adjusted EBITDAre, Annualized Pro Forma Adjusted EBITDAre, Net Debt/Annualized Adjusted EBITDAre, Net Debt/Annualized Pro Forma Adjusted EBITDAre, Net Debt and Preferred Stock/ Annualized Adjusted EBITDAre, and Net Debt and Preferred Stock/ Annualized Pro Forma Adjusted EBITDAre are non-GAAP financial measures. Please see the Glossary for our definition and an explanation of how we utilize these metrics.

	Three months ended March 31,
	2025		2024
Net income	$251,462		$133,899
Interest	268,374		240,614
Income taxes	15,657		15,502
Depreciation and amortization	608,935		581,064
Provisions for impairment	116,589		89,489
Merger, transaction, and other costs, net	279		94,104
Gain on sales of real estate	(22,537)		(16,574)
Foreign currency and derivative loss (gain), net	2,545		(4,046)
Proportionate share of adjustments from unconsolidated entities	19,488		15,236
Quarterly Adjusted EBITDAre	$1,260,792		$1,149,288
Annualized Adjusted EBITDAre (1)	$5,043,168		$4,597,152
Annualized Pro Forma Adjustments	$78,683		$82,199
Annualized Pro Forma Adjusted EBITDAre	$5,121,851		$4,679,351
Total debt per the consolidated balance sheet, excluding deferred financing costs and net premiums and discounts	$27,296,346		$25,598,604
Proportionate share of unconsolidated entities debt, excluding deferred financing costs	659,190		659,190
Less: Cash and cash equivalents	(319,007)		(680,159)
Net Debt (2)	$27,636,529		$25,577,635
Preferred Stock	—		167,394
Net Debt and Preferred Stock	$27,636,529		$25,745,029
Net Debt/Annualized Adjusted EBITDAre	5.5	x	5.6	x
Net Debt/Annualized Pro Forma Adjusted EBITDAre	5.4	x	5.5	x
Net Debt and Preferred Stock/ Annualized Adjusted EBITDAre	5.5	x	5.6	x
Net Debt and Preferred Stock/ Annualized Pro Forma Adjusted EBITDAre	5.4	x	5.5	x
(1) We calculate Annualized Adjusted EBITDAre by multiplying the Quarterly Adjusted EBITDAre by four.
(2) Net Debt is total debt per our consolidated balance sheets, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents.

The Annualized Pro Forma Adjustments, which include transaction accounting adjustments in accordance with U.S GAAP, consist of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable period. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The Annualized Pro Forma Adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes. The following table summarizes our Annualized Pro Forma Adjustments related to our Annualized Pro Forma Adjusted EBITDAre calculation for the periods indicated below (in thousands):

	Three months ended March 31,
	2025	2024
Annualized pro forma adjustments from investments acquired or stabilized	$76,606	$83,152
Annualized pro forma adjustments from investments disposed	2,077	(953)
Annualized Pro Forma Adjustments	$78,683	$82,199

Adjusted Free Cash Flow
(in thousands) (unaudited)

Adjusted Free Cash Flow and Annualized Adjusted Free Cash Flow are non-GAAP financial measures. Please see the Glossary for our definition and an explanation of how we utilize these metrics.

	Three months ended March 31,
	2025	2024
Net cash provided by operating activities	$787,516	$778,673
Capital expenditures (1)	(16,181)	(5,610)
Distributions paid to common stockholders	(711,824)	(636,499)
Distributions paid to preferred stockholders	—	(2,588)
Merger, transaction, and other costs, net (2)	279	69,353
Changes in net working capital	153,834	6,724
Adjusted Free Cash Flow	$213,624	$210,053
Annualized Adjusted Free Cash Flow	$854,496	$840,212
(1) Excludes capital expenditures which directly generate incremental rental revenue on our leases.
(2) Excludes share-based compensation costs recognized in merger, transaction, and other costs, net during the three months ended March 31, 2024.

CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts) (unaudited)

	March 31, 2025	December 31, 2024
ASSETS
Real estate held for investment, at cost:
Land	$17,724,549	$17,320,520
Buildings and improvements	41,693,098	40,974,535
Total real estate held for investment, at cost	59,417,647	58,295,055
Less accumulated depreciation and amortization	(7,758,675)	(7,381,083)
Real estate held for investment, net	51,658,972	50,913,972
Real estate and lease intangibles held for sale, net	120,251	94,979
Cash and cash equivalents	319,007	444,962
Accounts receivable, net	952,410	877,668
Lease intangible assets, net	6,216,454	6,322,992
Goodwill	4,932,199	4,932,199
Investment in unconsolidated entities	1,233,700	1,229,699
Other assets, net	4,324,703	4,018,568
Total assets	$69,757,696	$68,835,039

LIABILITIES AND EQUITY
Distributions payable	$244,575	$238,045
Accounts payable and accrued expenses	730,064	759,416
Lease intangible liabilities, net	1,609,085	1,635,770
Other liabilities	915,959	923,128
Revolving credit facility and commercial paper	1,701,896	1,130,201
Term loans, net	2,392,299	2,358,417
Mortgages payable, net	42,606	80,784
Notes payable, net	22,879,025	22,657,592
Total liabilities	$30,515,509	$29,783,353
Stockholders’ equity:
Common stock and paid in capital, par value $0.01 per share, 1,300,000 shares authorized, 903,062 and 891,511 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	$48,075,527	$47,451,068
Distributions in excess of net income	(9,117,085)	(8,648,559)
Accumulated other comprehensive income	72,819	38,229
Total stockholders’ equity	$39,031,261	$38,840,738
Noncontrolling interests	210,926	210,948
Total equity	$39,242,187	$39,051,686
Total liabilities and equity	$69,757,696	$68,835,039

GLOSSARY
Adjusted EBITDAre. The National Association of Real Estate Investment Trusts (Nareit) established an EBITDA metric for real estate companies (i.e., EBITDA for real estate, or EBITDAre) it believed would provide investors with a consistent measure to help make investment decisions among certain REITs. Our definition of “Adjusted EBITDAre” is generally consistent with the Nareit definition, other than our adjustment to remove foreign currency and derivative gain and loss and merger, transaction, and other costs, net. We define Adjusted EBITDAre, a non-GAAP financial measure, for the most recent quarter as earnings (net income) before (i) interest expense, (ii) income taxes, (iii) depreciation and amortization, (iv) provisions for impairment, (v) merger, transaction, and other costs, net, (vi) gain on sales of real estate, (vii) foreign currency and derivative gain and loss, net, and (viii) our proportionate share of adjustments from unconsolidated entities. Our Adjusted EBITDAre may not be comparable to Adjusted EBITDAre reported by other companies or as defined by Nareit, and other companies may interpret or define Adjusted EBITDAre differently than we do. Management believes Adjusted EBITDAre to be a meaningful measure of a REIT’s performance because it provides a view of our operating performance, analyzes our ability to meet interest payment obligations before the effects of income tax, depreciation and amortization expense, provisions for impairment, gain on sales of real estate and other items, as defined above, that affect comparability, including the removal of non-recurring and non-cash items that industry observers believe are less relevant to evaluating the operating performance of a company. In addition, EBITDAre is widely followed by industry analysts, lenders, investors, rating agencies, and others as a means of evaluating the operational cash generating capacity of a company prior to servicing debt obligations. Management also believes the use of an annualized quarterly Adjusted EBITDAre metric is meaningful because it represents our current earnings run rate for the period presented. The ratio of our total debt to our annualized quarterly Adjusted EBITDAre is also used to determine vesting of performance share awards granted to our executive officers. Adjusted EBITDAre should be considered along with, but not as an alternative to, net income as a measure of our operating performance.
Adjusted Free Cash Flow, a non-GAAP financial measure, is defined as net cash provided by operating activities, less certain capital expenditures, dividends paid, merger, transaction, and other costs, net, and changes in net working capital. The Company updated its definition of Adjusted Free Cash Flow in the first quarter 2025 and all periods were recast to reflect the change. We believe adjusted free cash flow to be a useful liquidity measure for us and our investors by helping to evaluate our ability to generate cash beyond what is needed to fund capital expenditures, debt service and other obligations. Notwithstanding cash on hand and incremental borrowing capacity, adjusted free cash flow reflects our ability to grow our business through investments and acquisitions, as well as our ability to return cash to shareholders through dividends. Adjusted free cash flow is not considered under generally accepted accounting principles to be a primary measure of an entity’s residual cash flow available for discretionary spending, and accordingly should not be considered an alternative to operating income, net income, or amounts shown in our consolidated statements of cash flows.
Annualized Adjusted Free Cash Flow, a non-GAAP financial measure, is calculated by annualizing Adjusted Free Cash Flow.
Adjusted Funds From Operations (AFFO), a non-GAAP financial measure, is defined as FFO adjusted for unique revenue and expense items, which we believe are not as pertinent to the measurement of our ongoing operating performance. Most companies in our industry use a similar measurement to AFFO, but they may use the term "CAD" (for Cash Available for Distribution) or "FAD" (for Funds Available for Distribution). We believe AFFO provides useful information to investors because it is a widely accepted industry measure of the operating performance of real estate companies used by the investment community. In particular, AFFO provides an additional measure to compare the operating performance of different REITs without having to account for differing depreciation assumptions and other unique revenue and expense items which are not pertinent to measuring a particular company’s ongoing operating performance. Therefore, we believe that AFFO is an appropriate supplemental performance metric, and that the most appropriate GAAP performance metric to which AFFO should be reconciled is net income available to common stockholders.
Annualized Adjusted EBITDAre, a non-GAAP financial measure, is calculated by annualizing Adjusted EBITDAre.
Annualized Base Rent of our acquisitions and properties under development is the monthly aggregate cash amount charged to clients, inclusive of monthly base rent receivables, as of the balance sheet date, multiplied by 12, excluding percentage rent, interest income on loans and preferred equity investments, and including our pro rata share of such revenues from properties owned by unconsolidated joint ventures. We believe total annualized base rent is a useful supplemental operating measure, as it excludes entities that were no longer owned at the balance sheet date and includes the annualized rent from properties acquired during the quarter. Total annualized base rent has not been reduced to reflect reserves recorded as reductions to GAAP rental revenue in the periods presented.
Annualized Pro Forma Adjusted EBITDAre, a non-GAAP financial measure, is defined as Adjusted EBITDAre, which includes transaction accounting adjustments in accordance with U.S. GAAP, consists of adjustments to incorporate Adjusted EBITDAre from investments we acquired or stabilized during the applicable quarter and Adjusted EBITDAre from investments we disposed of during the applicable quarter, giving pro forma effect to all transactions as if they occurred at the beginning of the applicable quarter. Our calculation includes all adjustments consistent with the requirements to present Adjusted EBITDAre on a pro forma basis in accordance with Article 11 of Regulation S-X. The annualized pro forma adjustments are consistent with the debt service coverage ratio calculated under financial covenants for our senior unsecured notes and bonds.
Cash Income represents expected rent for real estate acquisitions as well as rent to be received upon completion of the properties under development. For unconsolidated entities, this represents our pro rata share of the cash income. For loans receivable and preferred equity investments, this represents earned interest income and preferred dividend income, respectively.
Funds From Operations (FFO), a non-GAAP financial measure, consistent with the Nareit definition, is net income available to common stockholders, plus depreciation and amortization of real estate assets, plus provisions for impairments of depreciable real estate assets, and reduced by gain on property sales. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered alternatives to reviewing our cash flows from operating, investing, and financing activities. In addition, FFO and AFFO should not be considered measures of liquidity, of our ability to make cash distributions, or of our ability to pay interest payments. We consider FFO to be an appropriate supplemental measure of a REIT’s operating performance as it is based on a net income analysis of property portfolio performance that adds back items such as depreciation and impairments for FFO. The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, which implies that the value of real estate assets diminishes predictably over time. Since real estate values historically rise and fall with market conditions, presentations of operating results for a REIT using historical accounting for depreciation could be less informative. The use of FFO is recommended by the REIT industry as a supplemental performance measure. In addition, FFO is used as a measure of our compliance with the financial covenants of our credit facility.
Initial Weighted Average Cash Yield for acquisitions and properties under development is computed as Cash Income for the first twelve months following the acquisition date, divided by the total cost of the property (including all expenses borne by us), and includes our pro-rata share of Cash Income from unconsolidated joint ventures. Initial weighted average cash yield for loans receivable is computed using the Cash Income for the first twelve months following the acquisition date, divided by the total cost of the investment.
Investment Grade Clients are our clients with a credit rating, and our clients that are subsidiaries or affiliates of companies with a credit rating, as of the balance sheet date, of Baa3/BBB- or higher from one of the three major rating agencies (Moody’s/S&P/Fitch).

GLOSSARY (Continued)
Net Debt/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Adjusted EBITDAre.
Net Debt/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents), divided by Annualized Pro Forma Adjusted EBITDAre.
Net Debt and Preferred Stock/Annualized Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, less cash and cash equivalents) plus our preferred stock, divided by Annualized Adjusted EBITDAre. In September 2024, we redeemed all 6.9 million shares of Realty Income Series A Preferred Stock outstanding.
Net Debt and Preferred Stock/Annualized Pro Forma Adjusted EBITDAre, a ratio used by management as a measure of leverage, is calculated as net debt (which we define as total debt per our consolidated balance sheet, excluding deferred financing costs and net premiums and discounts, but including our proportionate share of debt from unconsolidated entities, plus preferred stock, less cash and cash equivalents) divided by Annualized Pro Forma Adjusted EBITDAre. In September 2024, we redeemed all 6.9 million shares of Realty Income Series A Preferred Stock outstanding.
Normalized Funds from Operations Available to Common Stockholders (Normalized FFO), a non-GAAP financial measure, is FFO excluding merger, transaction, and other costs, net.
Same Store Pool, for purposes of determining the properties used to calculate our same store rental revenue, includes all properties that we owned for the entire year-to-date period, for both the current and prior year except for properties during the current or prior year that were: (i) vacant at any time,(ii) under development or redevelopment, or (iii) involved in eminent domain and rent was reduced.
Same Store Rental Revenue excludes straight-line rent, the amortization of above and below-market leases, and reimbursements from clients for recoverable real estate taxes and operating expenses. For purposes of comparability, same store rental revenue is presented on a constant currency basis by applying the exchange rate as of the balance sheet date to base currency rental revenue.